Exhibit (a)(2)

FORM OF WRITTEN INSTRUMENT ESTABLISHING AND DESIGNATING NEW SERIES

At a meeting duly called and held on _______ ___, 2022, all of the Trustees of Parnassus Funds (the “Trust”), acting pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented, established a new series designated as Parnassus Growth Equity Fund, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited. The new series shall have two classes of Shares, “Investor Class” and “Institutional Class.” The existing series of the Trust are the Parnassus Mid Cap Growth Fund, the Parnassus Endeavor Fund, and the Parnassus Mid Cap Fund.

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of Parnassus Funds (the “Trust”), hereby certifies that the foregoing instrument establishing and designating a new series of the Trust was duly adopted by a majority of the Trustees, pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented.

Dated as of : _______ ___, 2022